EXHIBIT 99.2

FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY ANNOUNCES JUNE ORDERS OF HSS® PRODUCTS
Company Launches Extensive Press and Media Rollout

(SAN DIEGO, California, June 24, 2002)—American Technology Corporation (Nasdaq: ATCO) announced today that it has booked orders for over 1,100 HSS units so far in the month of June. ATC expects rapid order growth of HSS products as many of these first-time orders are expected to lead to substantially larger orders later this year.

Elwood Norris, Chairman and CEO of American Technology, stated, “We are pleased with our initial HSS product orders to date and view this as an indicator of the beginning of significant revenue growth for our sound technologies. With the assistance and manufacturing expertise of our partners at HST, Inc., we are ramping up production to meet the increasing demand for HSS products throughout the world.”

Norris added, “We are experiencing tremendous regional, national and international media and customer response to our HSS technology. HSS has recently been featured in media and press reports from KNSD-TV in San Diego, KNX radio in Los Angeles and The Los Angeles Times. As we continue our scheduled meetings with press and media representatives, we expect to receive extensive national and international coverage of HSS and American Technology Corporation throughout this summer and this year. We expect this coverage to substantially enhance awareness of ATC. Expanded media awareness is an important component of our plan to increase orders for all of our revolutionary technologies and products.”

About American Technology Corporation American Technology is Shaping the Future of Sound® by developing and licensing its technology and intellectual property portfolio which includes: the award-winning HSS® (HyperSonic® Sound Technology); Stratified Field® Technology; NeoPlanar®; PureBass® Sub-Woofer Technology; Non-lethal Weapon technology and FM SoundsTM consumer radio products. The company is establishing a strong portfolio of patents, trademarks, and know-how including over 124 U.S. and Foreign patents and patent filings to date. For more information on the company and its technologies and products please visit our Web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This document contains forward-looking statements relating to future transactions, performance, technology and product development which may affect future results and the future viability of the company. Actual results could be affected or differ materially from those projected in the forward-looking statements as a result of risks and uncertainties, including development of future products, technological shifts, potential technical difficulties that could delay new products, competition, general economic factors, pricing pressures, the uncertainty of market acceptance of new products and services by OEMs and end-user customers, and other factors identified and discussed in the Company’s most recent filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from the Company’s current expectations.

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